Exhibit 99-2

ENDOLOGIX

Moderator: Jody Cain
April 27, 2006
4:00 pm CT

Operator:

Welcome to the Endologix 1st Quarter 2006 Financial Results conference call. At this time all participants are in a listen only mode. Following management’s prepared remarks we’ll hold a Q & A session. To ask a question please press star, followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance. As a reminder this conference is being recorded today, April 27, 2006. I would now like to turn the conference over to Ms. Jody Cain. Ma’am, please go ahead.

Jody Cain:

This is Jody Cain with Lippert Heilshorn and Associates. Thank you for participating in today’s call. Joining me from Endologix are Paul McCormick, President and Chief Executive Officer, and Bob Krist, Chief Financial Officer.

Earlier this afternoon, Endologix issued two press releases, one announcing the filing of a $50 million shelf registration and the second announcing financial results for the 1st Quarter of 2006. If you’ve not received these news releases or would like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Cheryl Park. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the company’s Web site for the next 14 days.

Before we begin I’d like to caution listeners that comments made by management during this conference call will include forward looking statements within the meaning of Federal Securities laws. These forward looking statements involve material risks and uncertainties. For a discussion of risk factors I encourage you to review the Endologix annual report on Form 10K and subsequent reports as filed with the Securities and Exchange Commission. Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, April 27, 2006. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

With that said, I’d like to turn the call over to Paul McCormick. Paul?

Paul McCormick:

Thank you, Jody. And I’d like to extend my thanks to each of you for joining us on today’s call. I’m pleased to report that our 1st Quarter domestic product revenue reached $2.1 million. This represents more than a threefold increase from the 1st Quarter of last year and a $400,000 increase on a sequential quarter basis. It also reflects growing market acceptance of the Powerlink system as more physicians are performing more procedures at an increasing number of hospitals.

As of today, patients have been treated at 150 hospitals, up from the 134 we reported just two months ago in our last conference call. We made progress during the quarter enrolling patients in two clinical trials using the Powerlink system to treat AAA patients with large diameter aortic necks.

As we have previously stated, we believe that 5% to 10% of AAA patients are currently excluded from treatment with an ELG due to aortic neck diameter. In our ongoing suprarenal trial, in which we have added a 34 millimeter Powerlink bifurcated model, 17 investigative sites have obtained hospital IRB approval and are screening for patients.

As of March 31st we have enrolled 128 patients in this 193 patient study and 21 of these have been treated with the 34 millimeter device. We expect that the remaining 65 patients necessary to complete this trial will be treated with the 34 millimeter bifurcated devices.

In the second study we are using a 34 millimeter proximal cuff in conjunction with our FDA-approved Powerlink bifurcated systems. All seven sites have obtained IRB approval and are screening for patients. We have currently enrolled 18 of the 60 patients needed to complete this trial. We estimate enrollment for the 34 millimeter proximal cuff trial will be completed within the next seven to nine months, while the suprarenal trial will require a longer enrollment period.

Each study requires a one year patient follow up. If approved, the Powerlink system would be the only ELG for use in aneurysms with neck diameters between 28 and 32 millimeters. All patients undergoing these large diameter aortic procedures to date have been at a high risk for open surgical repair of their aneurysms.

I’ll comment on the domestic sales and marketing activities in a moment but first I’ll ask Bob Krist to discuss our quarterly financial performance. Bob?

Bob Krist:

Thank you, Paul. Total product revenue for the 1st Quarter of 2006 was $2.7 million, nearly double the $1.4 million we reported for the 1st Quarter of 2005 and up 42% from the $1.9 million of total product revenue reported for the 2005 4th Quarter.

As Paul noted, domestic product sales were $2.1 million in the quarter compared with $621,000 last year and $1.7 million in the 4th Quarter of ‘05, a 23% sequential increase with no net increase in sales reps during the 1st Quarter.

International sales were, for the quarter of $559,000, which was below the $733,000 reported in the 1st Quarter last year but a nice increase from $176,000 in the 4th Quarter of ‘05.

Gross margin was 59% in the 1st Quarter, up from 55% in the 2005 1st Quarter and this increase reflects primarily the growth in higher margin domestic sales.

Total operating expenses were $5.9 million in the quarter compared with $4.2 million in the prior year quarter. The great majority of the increase was in the marketing and sales category. In Q1 marketing and sales expenses were $2.6 million this year with 23 reps and five managers on board compared with $1.4 million in the 1st Quarter of 2005 when there were 13 reps and two managers.

Research, development and clinical expenses of $1.7 million increased from $1.4 million in the 1st Quarter of ‘05 driven by the two new clinical trials for the large diameter neck sizes and by stock option expensing.

General and administrative expense totaled $1.6 million versus $1.4 million in 2005. Excluding stock option expense, G & A was flat to the prior year. And overall operating expenses in the 2006 period included $348,000 of stock option expense as a result of our adopting FAS 123(R) on this past January 1st. We do expect that number to grow in consecutive quarters and to total approximately $2 million for the year.

Net loss for the 1st Quarter was $4.1 million or 11 cents per share, which compares with a net loss of $3.3 million or 10 cents per share for the 1st Quarter of 2005. This does include the $348,000 of stock option expense in 2006, which equaled 01 cent per share of the 11.

As of March 31st we reported cash and marketable securities of $13.2 million compared with $17.7 million as of December 31st. During the quarter, we used $4.5 million of cash. We reduced Accounts Payable and accrued expenses by $1.2 million and we completed our largest capital expenditure project planned for this year for an amount equal to about half of our planned $1 million capital budget for 2006.

Accounts Receivable increased by $800,000, which was consistent with the sales volume increase and was equivalent to about 65 days sales outstanding at March 31st. And, notably, inventories were flat from December 31st to March 31st as we now have FDA approval of our new manufacturing facility and we have begun to adjust PTFE purchases and device production more closely to the current sales levels.

With that, I’ll turn the call back to Paul.

Paul McCormick:

Thanks, Bob. When we introduced our Powerlink System in the U.S. we elected to pursue a focused commercial launch. We believed this strategy would enable us to gain additional information and experience that could support the success of a broader commercial endeavor. We envisioned several challenges at that time, including our ability to ramp manufacturing to meet commercial demand, establishing experience criteria for recruiting and training successful sales representatives, identifying the need for product enhancements based on broader product usage and getting a handle on the initial product uptake that would enable us, in the financial community, to develop financial models.

We are pleased with the results of our focused launch and we believe we are now ready to accelerate our commercialization strategy. I want to address each of these issues, in turn, to highlight what we learned and accomplished.

First, we were able to improve and expand our manufacturing processes even while dealing with a minor catheter recall. With our new facility we are now well prepared to meet increasing product demand.

Second, we learned that the single most important factor in the success of our sales representatives is their ability to establish clinical credibility with physician customers. Our reps play an important role in clinical education and support. It can take seven months or even longer to clinically train a successful rep with no AAA endoluminal graft experience. It has become clear that prior relevant AAA experience is key in a rep’s ability to generate Powerlink sales, whether that experience was obtained as a sales rep or clinical specialist for a competitive stent graft company or through direct hospital experience with AAA procedures.

As announced in our last conference call, we have modified our recruiting profile to preferentially hire reps with prior AAA experience. To that end, since our last call, we have added seven field sales representatives who meet this profile. This will bring our sales rep headcount to 30 as of May 1st. We are pleased to report that we have been able to attract sales reps faster than anticipated and we are ahead of the 25 sales reps we anticipated would be on board by mid-year 2006. We expect to continually aggressively hiring qualified reps with a goal of bringing our rep headcount to between 40 and 50 by the end of this year.

We have also taken measures to strengthen our sales management team. I’m delighted to announce that we have promoted Joe Grusser to the position of National Sales Manager. Joe joined Endologix as our first Regional Sales Manager in February of 2004. He has more than 14 years of medical device experience and brings us a wealth of direct AAA stent graft expertise, having participated in the first commercial AAA stent graft introduction in 1999.

I’m also pleased to report that we have filled Joe’s open Regional Manager position with an individual with more than 13 years of medical device experience, the last five with a commercial AAA stent graft company. We believe these actions to expand our sales management team and hire qualified reps under our modified recruitment profile could shorten the time period from hiring to revenue generation, permit more rapid recruitment and training and, thus, support accelerated sales growth.

Third, we wanted to focus on potential product enhancements based on a broader feedback from Powerlink system users. It’s important to note that in order to gain FDA approval for the Powerlink system we had to maintain the same product design throughout the lengthy testing process with no opportunity for significant change.

This means that the Powerlink design has essentially been frozen from the time we initiated our pivotal clinical trial in 2000. While we believe our Powerlink design has significant advantages compared with other marketed ELGs, this 4-1/2 year period between initial enrollment and marketing approval, without the opportunity for significant design changes, represents a life time for what should be evolving technologies.

We are planning the near term introduction of Powerlink product enhancement and line extensions. We are also taking measures to identify the need for future technologies in an effort to expand the Powerlink’s commercial use.

To validate and prioritize our R & D projects we assembled a scientific advisory board comprised of 12 leading endovascular physicians, representing both Powerlink users and non-users. Our first SAB meeting, held last month and headed by our Vice President of R&D, Dr. Stefan Schreck, began with a background session outlining Endologix’s programs and soliciting initial feedback comments. We followed this with a hands-on session that allowed SAB members to handle a number of our product prototypes.

Here are some of the highlights from this meeting.

The SAB reconfirmed the need for new Powerlink ELG configurations that would either expand the applicable patient population, based on their anatomy, or would simplify the procedure. During the hands-on session we introduced this group to our new short body, short limb device and, as we announced earlier this week, we have obtained marketing approval for the Powerlink-120 device and expect to begin marketing it in May.

We also demonstrated a prototype Powerlink with large diameter iliac limbs, specifically designed with concomitant aortic and iliac aneurysms. We plan to submit a PMA supplement for this device late this year following testing. The SAB responded very positively to both new product designs.

After commenting early in the day for delivery system enhancements the SAB enthusiastically received our next generation VISIFLEX delivery catheter for use with the Powerlink. The VISIFLEX provides improved catheter flexibility, device delivery by a combination of new materials. In addition, a radiopaque band marker on the outer sheath and molded component parts will simplify catheter withdrawal.

One of the strengths of the Powerlink is its ease of use but that doesn’t mean that there isn’t room for improvement. This improvement is an indication of our desire to keep on the cutting edge of technology rather than falling into the trap of becoming complacent. We were able to report on the initial cases reported with the VISIFLEX in Europe and we expect go gain FDA marketing approval followed by a controlled release this summer with full commercialization anticipated in the fall of this year.

Importantly, the SAB identified a significant opportunity for Powerlink stent technology use in the treatment of thoracic aortic pathologies such as aortic dissections, aneurysmal degeneration of chronic aortic dissections, traumatic ruptures and penetrating ulcers.

Let me give you some background. An aortic dissection is a separation of the layers of the aortic wall with blood flowing through these layers rather than through the normal lumen of the vessel. It can lead to either an aneurysm caused by a degeneration of the aortic wall or induce a flap of tissue resulting in malprofusion or occlusion of the critical vessels within ensuing multi-organ damage, limb loss or paralysis.

Acute aortic dissection is the most common catastrophe affecting the aorta with an incidence that exceeds AAA ruptures. Without treatment approximately 75% of patients die within two weeks of the onset of symptoms. Chronic aortic dissections, once diagnosed, are usually followed conservatively due to the risk of the surgery. However, they deteriorate with time and many will ultimately require surgery.

Some physicians regard dissection a descending thoracic aorta as better treated by immediate surgical intervention to prevent the late deteriorations. But the risks of open surgery are so high that conservative medical therapy has remained the treatment gold standard.

Stent graphs are a solution for some thoracic pathologies, notably non-dissecting aortic aneurysms in the descending thoracic aorta. For dissection itself, however, other technologies are needed because dissections may propagate distal or proximal to the site of the initial tear, that is to say above and below the site, an uncovered large diameter self-expansive stent may be feasible to halt the dissection and promote remodeling of the dissected aorta without covering important vessels in the descending thoracic aorta or in the aortic arch. Covering these vessels could lead to stroke, paralysis or organ failure.

We believe that our core stent technology is highly applicable to thoracic aortic pathologies. Further, we believe that we can continue to focus on our core AAA market while making progress using minimal resources in the early development of a Powerlink variant that addresses the thoracic market. We expect to begin a feasibility trial with just such a device by the end of the year.

We view our SAB meeting as a resounding success and are extremely pleased with the frank exchange of ideas generated within this group. As compensation these physicians receive consulting fees in return for their valuable participation. No stock or option grants were given. We plan to reconvene the SAB in the fall to review our progress and obtain additional feedback.

Fourth, and finally, our focused launch has allowed us to develop financial models for managing growth. Clearly, the direct impact of the sales force headcount on revenue, expenses and expenses is the greatest unknown in this process. Although we are not ready to provide P&L guidance, we can now offer more data that can lead to greater clarity with respect to our near term financial performance.

As previously discussed, production by a sales rep is very much a function of his or her tenure at Endologix.

Our three longest tenure reps have been with Endologix for 15 months as of January 1st of this year and each averaged $81,000 in monthly product revenue for the 1st Quarter of this year. This equals an annualized sales run rate of $972,000 per rep.

Our three reps that have been with Endologix for 10 months as of the beginning of this year averaged $56,000 in monthly product revenue for the 1st Quarter, which equals $672,000 per rep on an annualized sales run rate.

Our seven reps that had between five and seven months tenure as of January 1st averaged $21,000 in monthly product revenue for the 1st Quarter or an annualized sales run rate of $252,000 per rep.

Our remaining nine reps that had three months or less tenure as of January 1st averaged $12,000 in monthly product revenue for the 1st Quarter, or an annualized sales run rate of $142,000 per rep.

Going forward we anticipate that sales production will accelerate with tenure and we strongly believe that our more clinically oriented sales force hires could improve on that rate of revenue acceleration.

In Japan we are completing our responses to questions in preparation for an expert panel meeting and approval is still on target for the second half of this year.

In terms of expenses with our manufacturing infrastructure at a size adequate to support operations for the foreseeable future we expect to see significant increases to support sales and marketing initiatives as we continue to build out our sales force and only modest increases in R&D and clinical.

Today we announced the filing of a $50 million shelf registration. This action was taken to ensure that capital will not be a barrier to our plans to aggressively build our sales force. This is a standard procedure for emerging medical device companies during an environment of ramping sales. Noting that we can control the timing of a significant component of our cost of goods, it will then be our ability to ramp sales and convert inventory into cash which will then determine if or when a financing is appropriate.

In closing, we are delighted with the domestic sales momentum we are building through the Powerlink. We expect to be introducing important product enhancements in the near term and we are applying the lessons we learned last year as we now exit the focused launch phase and accelerate our U.S. sales activities this year.

With that said, I’d like to open the call to your questions. Operator?

Operator:

Ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press star, then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request you may do so by pressing star, then the number 2. If you are using a speaker phone please pick up your handset before entering your request. Again, we request that if you have pressed star 1 to ask a question before this time, please press it once more to ensure you enter into the queue. One moment, please, for the first question.

Your first question comes from the line of Wade King of Montgomery and Company.

Wade King:

Hi Paul and Bob, can you hear me?

Paul McCormick:

Yes, sir.

Bob Krist:

Sure can, Wade.

Wade King:

Thanks for all the detail; very helpful. A couple of follow-up questions to your comments. First off, this will be for Bob. Can you give us some idea of what the break out is on inventory of raw materials versus finished goods?

Bob Krist:

I can. Finished goods represents about $2.5 million of the $7.4 on the balance sheet and, you know, there is some work in process inventory, probably about $1 million and the balance remains in raw materials, which is principally in purchased graft material.

Wade King:

Okay, very good. Thank you. Secondly, could you give a little suggestion; I know you’re not in the business of making forecasts here, but can you provide a little bit of color on where you think the gross margin will trend over this year, at least?

Bob Krist:

Well, I’ll give it a shot. Margin improvement, obviously, can be driven by a couple of factors. In our case, the relatively faster growth of domestic direct sales, which carry a higher gross margin and then, of course, improvement in manufacturing costs per unit which for us, in the short term, will be largely a function of increasing our volumes and spreading the fixed overhead across more units.

And, as a rule of thumb, if our domestic product sales were to double from current levels the positive mix impact would be three to four margin points. On the other hand, if we were to double our production volumes from here that would have a somewhat lesser impact, about one positive margin point.

Also, recall that we have discussed in previous calls that one of the reasons we had stockpiled such a large supply of the PTFE graft raw material was to order in ahead of a very significant price increase from our vendor, which went into effect in 2005. We are now getting to the point and will begin, sometime in this 2nd Quarter, using the higher basis — higher cost basis materials in production and those will flow through inventory and, ultimately, flow through the cost of sales and that will largely offset the gains we expect from volume and sales mix by probably about the 4th Quarter of this year.

Wade King:

Well, that’s very helpful. Can I just — on that related issue, Bob, the — obviously, the domestic sales picked up nicely to $2.1 million so correspondingly, we would expect that the, you know, you know, gross margins to show either incremental improvement or at least be flat, yet they were down a couple percentage points sequentially. So can you help me out there or am I sporting figures that are incorrect?

Bob Krist:

Well, no, you are quite right; of course, not on a GAAP basis but adjusting for the cost of sales that we booked related to our product recall we would have been somewhere around 60% or 61% in the 4th Quarter and so the 59% sequentially is underneath that. But, back to the same point we’ve been discussing, the level of international sales in Q4 was 10% of our overall sales mix and in Q1 it was 20% of our overall sales mix. And the margins are different enough that that is worth approximately five points of margin.

Wade King:

Okay, very good. Alright, thanks for that detail and, obviously, we expect the margin to pick up associated with the acceleration in domestic sales. Can I ask, please, as relates to the Japanese opportunity, the opportunity in Japan is rather small but, clearly, the aneurysm opportunity — aortic aneurysm opportunity is very significant. Could you — given you’re close now to what’s expected second half approval, could you just, Paul, possibly go over that for the investors here as relates to how you size up the opportunity?

Paul McCormick:

Sure, absolutely. The feedback from our distributors and associates in Japan is that the Japanese market as far as opportunity is about 1/3 — you could kind of value it as about 1/3 to 1/4 of what the U.S. opportunity is. There’s a couple of assumptions in there and that’s the end, you know, and pricing. They suspect that we’ll see pricing close to what the U.S. is for these devices; you know, in the past, Japan has been, you know, if you sold it for $1.00 in the U.S. it could very well be $2.00 or $3.00 in Japan. I think the — we — I don’t expect to see that kind of premium but, certainly, higher than Europe, probably closer to Japan in pricing.

The challenge will be is that we’ll be starting from zero. There are no commercial stent grafts approved there so we will start, you know, with the ten or so centers that participate in the clinical trial, re-train them. We may be able to have some sales in the period of time between approval and obtaining reimbursement because there’s always some level of cash payment of patients over there. There’s some estimates that two years to three years out it could be $50 to, you know, $60 million market for stent grafts. Those are kind of the — those are the estimates right now.

Of course, we’ll be selling to our distributor. We will have a price that is tagged to the end price. So I would expect the transfer price will be better than what we get out of Europe but won’t be contributing as much in the U.S.; however, we won’t have the sales and marketing costs like we do in the U.S.

Wade King:

Right, and Paul, so the number of applicable infrarenal aneurysms that you think will be addressable with your product on approval — would you give us an estimate there?

Paul McCormick:

Yeah, it’s probably in the neighborhood of 20,000 or some — 15,000 to 20,000 potential cases; again, because so many patients are not, you know, diagnosed it has the same problem that we have here that’s going to be alleviated somewhat by the save bill but, you know, I’ve seen estimates at 15,000 to 20,000 number of patient range.

Wade King:

Okay, last question, please. We’ll get back in line. Could you just comment on your view as relates to the competitive environment? Of course, recently Medtronic got an incremental approval. You folks came out earlier this week with an incremental new approval. Could you just comment on the dynamics associated with, you know, your — among your competitive edges appear to be, you know, the only single peace offering in the market place and the fact that a lot of your big competitors have stumbled along the way; so can you just tell us what you think has changed most recently and how that benefits Endologix going forward?

Paul McCormick:

Yeah, let me address our press release with the short limb, short body device. You know, because the advantage of our device is unibody, we have to have — there are varied anatomies and, as a result, this device — this approval will permit another let’s say 5% of the population. In addition, we think it can help accelerate our 34 cuff trial because you need a certain amount of distance to utilize the cuff with a commercial device because, if you will, it trumpets out and you need enough length.

With regard to the competitor — we don’t see a lot of competitive activity. I think the recent announcement by Medtronic with its bell bottom extension; in essence, in many respects they were already treating those patients with a — with an AneuRx device, just using more components. So in some respects you wonder to what extent they’ll be cannibalized. So I can’t speak to that. So I would tell you, generally, the competitive landscape — we haven’t seen a lot of movement, either device development or new technologies on the horizon.

Wade King:

Alright, once again, congratulations. Thanks for the update.

Paul McCormick:

Thanks, Wade.

Operator:

Your next question comes from the line of Matthew Scalo with Canaccord Adams.

Matthew Scalo:

Hi guys, can you hear me okay?

Paul McCormick:

Sure can, Matt.

Matthew Scalo:

Okay.     Hey, Bob, just first question. Can you actually break out the FAS costs along the operating expense line items?

Bob Krist:

Yes, I can if you’ll give me a moment. And I would also point out, perhaps should have mentioned it in response to Wade’s question, that we did incur about $40,000 of stock option expense in the manufacturing part of the company, which becomes part of inventory-able cost until those products roll through and are sold. Downstream it looks like that’ll be about 90 basis points of impact on our margins, as well.

And then, directly to your question, on the R & D line it was roughly $77,000. On the sales/marketing line it was roughly $78,000 and on the G&A lines it was about $193,000.

Matthew Scalo:

Okay and you mentioned the gross margin would have been in that 60% to 61% range if you exclude FAS 123?

Bob Krist:

I did not. There was no impact in the 1st Quarter margin because all of that $40,000 of stock option expense in that part of the company ended up being capitalized into inventory…

Matthew Scalo:

Okay.

Bob Krist:

…because that product hasn’t turned.

Matthew Scalo:

Okay.

Bob Krist:

What I did say was that the international sales mix was 10% of total product sales in the 4th Quarter, jumped to 20% of product sales in the 1st Quarter and that had a five point impact on an apples to apples basis.

Matthew Scalo:

Okay.

Bob Krist:

So, in other words, if international sales had been 10% again this quarter the margin would have been 64.

Matthew Scalo:

Okay.     Just a couple quick questions, I guess, for Paul. As far as this SAB meeting, how many physicians attended and maybe you can discuss, kind of, their clinical backgrounds. How many do you expect? Are you expecting to expand that come this Fall when the meeting revenes — or reconvenes?

Paul McCormick:

Yeah, it was 12. Most of them were vascular surgeons. We had a cardiologist and a radiologist in there. We look for people who are not necessarily Powerlink users alone. Obviously, you want some Powerlink users so you can get feedback. But I’ll tell you it was a frank exchange and I think if you talk to most of the physicians they were blown away by the seriousness of what — how we take this business, how we address this. As you know, many SAB meetings turn into social events and/or marketing events and, frankly, we were soliciting frank feedback, which is why we didn’t use options. We didn’t use stock. We paid them cash for their time. If they told us we were crazy they still got the check. So it was a very strong meeting; they were very excited about it. And our goal is to have the same 12 back in the fall and they will hold us accountable for the things that we have committed to them as far as the development projects.

Matthew Scalo:

Okay.     Does the clinical background of these physicians at the SAB meeting reflect the clinical background of those physicians using your product right now, i.e., at the 150 hospitals, are you making some headway with cardio thoracic surgeons or is it mainly, you know, cardiologists and vascular surgeons?

Paul McCormick:

Yes, it’s primarily the vascular surgeons that still do the vast majority of these procedures in the country; not just us but everyone’s. There are some CT surgeons starting to do some cases, oftentimes focused more on thoracic stents or stent grafts and a few cardiologists and a few intervential radiologists but, primarily, at this stage most of these procedures are being done by the vascular surgeon.

Matthew Scalo:

Okay.     And as far as trying to get a reorder metric going here, I know last quarter you talked about the percentage of sales coming from the original 26 hospitals. Do you have that figure that you can report to us this quarter?

Paul McCormick:

You know I don’t have it. We’re trying to, you know, as you can see we had a very sharp increase in sales…

Matthew Scalo:

Mm-hm.

Paul McCormick:

…but we didn’t have that many hospital so that, by definition, we’re getting throughput.

Matthew Scalo:

Mm-hm.

Paul McCormick:

What I wanted to do and, you know, a lot of the feedback that I got when I was on the road is, you know, “Give me the tools that can really help me model this out.” And that’s why we gave you the tenure and revenue data to help you model this.

Matthew Scalo:

Okay.     Would you guys be willing to give us April sales?

Paul McCormick:

Oh, yeah, April sales domestically will be somewhere between $800,000 to $860,000 and domes — international, depending on what we can ship out by the end of this month, will be in the neighborhood of $150,000 to $200,000. So we’ll be over a million dollars for the month.

Matthew Scalo:

Okay.

Paul McCormick:

In combination.

Matthew Scalo:

Terrific.

Paul McCormick:

And, again, I’ll say this, you know, U.S. sales is all usage.

Matthew Scalo:

Right.     Is that expert panel in Japan — do you know the timing of that and is that, you know, is there some risk involved with an expert panel that’s similar to an FDA panel?

Paul McCormick:

Yeah, there is some risk. I think we mitigated the risks when we got feedback from when we submitted the Power web awhile ago and it was, in essence, the authorities there that said submit your data from your U.S. clinical trial and use the Power web data as a junctive to that so we wouldn’t have to do a clinical trial. So, you know, there is some risk. We feel pretty good about it and, you know, the expert panel would have to happen, you know, in the June, July timeframe or so to obtain approval by the end of this year.

Matthew Scalo:

But it hasn’t officially been set, the date, right?

Paul McCormick:

No, I’m not aware of an official date that’s set.

Matthew Scalo:

Okay.     Alright, and as far as maybe just moving to the sales rep turnover per se, you added seven; you know, you had probably 23 then in — sometime in February if I do the numbers right. Were there any specific regions or key regions where you had turnover where you may have to start from scratch again?

Paul McCormick:

Well, no. We started the year at 23. We had one person leave who had experience and we replaced that person. And that was the only turnover we had in Q1.

Matthew Scalo:

Okay, I was under the impression that you ended the year with 25 reps and there was one promoted and that’s the…

Paul McCormick:

That’s — I’d have to think back but I think we had talked about 23 reps; one left in January, which we replaced, and then we added seven more territories. As of May 1st we’ll have our next training.

Matthew Scalo:

Okay.     And then I guess just a final question for you, Bob, which is, you know, this new delivery system — is the cost to manufacture the VISIFLEX — is it materially different than the current delivery?

Bob Krist:

It is not materially different. There are a couple changes in some of the delivery catheter components and there is a — about a $35 overall cost increase. We expect that it will simplify certain of the assembly procedures so it’s a little bit unknown how much of that we’ll get back through labor and throughput.

Matthew Scalo:

Okay.     And, actually, I lied, guys. I’ve got one more here which is just the enrollment in both the large — the 34 millimeter stent graft trials here; it seemed like you enrolled about four in each trial this quarter. Is that kind of a run rate we should expect going forward; roughly about eight patients for both?

Paul McCormick:

I think you’ll see an increase in the cuff trial — the 34 cuff. And, as I mentioned in my comments, the suprarenal bifurcated device enrollment’s going to take longer and, you know, let me put in a perspective for you. When we started our trial back in 2000 with our infrarenal device, you know, shortly thereafter we opened the suprarenal device and, for those that may not know, in essence it’s the same device except the top stent segment, two centimeters, is uncovered in our suprarenal device which permits deployment of the device across the renal arteries so you don’t occlude flow.

And in the early days in all the first generation stent grafts different companies took different strategies on fixation; keeping the device in place. Some used radial force, some used radial force and a combination of barbs; the guidant device used hooks and some devices used suprarenal fixation, having this open wire potentially as a way to inhibit migration.

Matthew Scalo:

Okay.

Paul McCormick:

When we started our clinical trial, inclusion and exclusion criteria were identical for both of our devices but what we found out in our infrarenal trial, the device that’s approved now, we were not getting any negligible — or we were getting negligible migration and a lot of that is due to the design; the long main body and how it sits in the anatomic configuration of the aorta and the iliac. So we were getting anatomic fixation because of its design. Well, if you have a product that does not migrate, you know, do you take on the risks of crossing the renal arteries if you don’t have to?

Or there may be certain types of anatomies such as conical necks that may benefit by it. So that’s sort of unknown but, in its current state the suprarenal device, since it can treat basically the same types of patients that they can treat with other commercial devices, is taking longer for enrollment for that specific device.

The positive for it that’s going to drive enrollment will be to treat larger diameter aortic necks; patients that they can’t treat today and that will be the driver for our infrarenal cuff. But that — the infrarenal cuff seems to fit with the current strategy of using this anatomic bifurcation and then using a cuff placed right at the renals to treat these patients. So it’s a — that’s the best background on those two studies.

Matthew Scalo:

I appreciate that, Paul. Thanks.

Paul McCormick:

No problem.

Operator:

Your next question comes from the line of Eli Kammerman with Cathay Financial.

Eli Kammerman:

Thanks, good afternoon, guy.

Paul McCormick:

Hi Eli, how are you?

Eli Kammerman:

Good.     First of all, can you just reiterate the number of field reps and Regional Managers that you had in the 1st Quarter because I didn’t catch the total and the breakdown?

Paul McCormick:

Well in — we started the year with five Regional Managers and 23 reps. We lost one rep in January who we replaced and then we’ve added seven new reps and they’ll start as of May 1st. Some of them have started but May 1st will be the training for the last four. We promoted one Regional Manager to a National Sales Manager’s role. We did that that back east so he could be close to you.

Eli Kammerman:

Okay.

Paul McCormick:

And then we backfilled that position with an individual with 13 years medical device experience, the last five being at a commercial stent graft company.

Eli Kammerman:

So all tolled, then, that makes 35?

Paul McCormick:

It depends how you count it; 30 sales territories, five Regional Managers and one National Sales Manager and me.

Eli Kammerman:

Okay.

Paul McCormick:

And so I would say this, you know, and I think I’ve mentioned this in a prior call. In the early days, maybe in January of last year or 2005 when we had just a handful of reps and a couple Regional Managers and they were all scrambling; we were trying to get an understanding of the technology and begin a focused launch, it may have been reasonable to count the Regional Managers. In essence, they were calling on some accounts that they may have had relationships with. I think in our current form and how we’re building this out, moving to 40 or 50, I think models would be best served by building it up on number of sales territories as opposed to headcount but that’s just my opinion.

Eli Kammerman:

Okay.     And then for your year end target of having 40 to 50 reps, what does that translate to on a low to high bracketing for sales and marketing expense this year in total?

Bob Krist:

Well, our current experience is that the fully loaded up with all sales and marketing costs per rep is about $35,000 a month, which annualizes out to about $420,000 per each rep. That, arguably, should improve as we get a little more leveraging of these — some of these costs with a greater number of reps coming on board. But that’s our current experience.

Eli Kammerman:

Okay.     $420,000 is the combination of compensation and travel expenses and…

Bob Krist:

It’s…

Eli Kammerman:

…all the other?

Bob Krist:

…everything including marketing support and so forth.

Eli Kammerman:

Okay.     And, lastly, what are you all seeing in terms of the biggest obstacles to adoption for new users?

Paul McCormick:

I think it’s just a couple things. We need a bigger footprint and I think the other issue is when you consider that physicians do 30 of these a year, you know, they tend to move cautiously and the movement comes faster when the rep can have a very deep clinical conversation with the physician. And even people who may have had access to the right patient pop — or the right target population of customers, if it was on a social basis or not as strong clinically it — the transition did not come as fast as anyone would have liked. And so that has led to how we think about things when we recruit. And I think we’re very pleased with the ability — when we modified that — that we were able to recruit some very strong people and I think it’s like anything else, success will beget success as we try to build this out to the 40 or 50 people by the end of this year.

Eli Kammerman:

Okay, thanks very much.

Paul McCormick:

Thank you, Eli.

Operator:

Your next question comes from the line of Caroline Corner with Montgomery and Company.

Caroline Corner:

Hi.

Paul McCormick:

Hey, Caroline.

Caroline Corner:

Thanks for taking my call. Most of my questions have been answered. Just a couple of remaining ones; first of all, are you expecting to have any professional meetings any time in the near future that you can speak to?

Paul McCormick:

How do you mean professional meetings?

Caroline Corner:

Professional meetings where you’re going to — you’re presenting the Powerlink system?

Paul McCormick:

The company or physicians?

Caroline Corner:

The company.

Paul McCormick:

I’m going to be attending — I was invited to Pacific Growth.

Caroline Corner:

Okay.

Paul McCormick:

In — this summer, I’ve been invited to the Canaccord Adams conference.

Caroline Corner:

Okay and how about physician meetings?

Paul McCormick:

Physician meetings — the big one — we’ll be at the SPS in Philadelphia in June, although that tends to be much more conservative with regard to data presentations. Then the VEITH meeting, obviously, in November is a huge meeting, you know, followed by ISET in Miami in January and then International Congress in February with regard to data.

Caroline Corner:

Okay, very good. The other question I have; thanks for providing the breakout of the sales revenue contribution. That’s really helpful. Given that, you know, the first 20 or so sales people — you presented how much they’ve contributed, is it safe to assume that going forward the people that you’re hiring are going to have a higher degree of clinical expertise and we could maybe expect them to ramp up a little bit more quickly than it looks like, you know, 12 months on average here?

Paul McCormick:

That is the plan and, you know, part of that was dissecting out of all the people that we have, you know, we present some averages because that’s what we have to do. That doesn’t mean within the bracket that those with stronger clinical experiences at those same timeframes weren’t bringing up the average. And so that is the purpose of recruiting these people and we’ve been pleased at the number that we’ve been able to get.

Caroline Corner:

Mm-hm.

Paul McCormick:

I suspect that will continue and we believe that they can accelerate that program. Again, this was all an outcome of what we talked about back in January of last year of one of the reasons we were doing the focused launch.

Caroline Corner:

Okay, very good. Thanks for taking my call.

Paul McCormick:

Thanks, Caroline.

Operator:

Your next question comes from the line of Doug Patterson with Goldman Sachs.

Doug Patterson:

Hi, Paul, hey, Bob.

Paul McCormick:

How are you?

Doug Patterson:

Good.     Most of my questions have been answered and I think, actually, Tim jumped on a separate line so he may have some specifics for you. But, great job on hiring the sales; that’s really encouraging to see. One follow up question on that; I thought you said something about the number of the new people who actually had specific AAA experience. Could you just elaborate a little bit on that? I missed that point. But, congrats, thank you.

Paul McCormick:

Oh, you bet. You know, when you look at the manager and the last eight hires, if you will; all of them have AAA experience either with a competitive company with a stent graft or some sort of clinical AAA experience in the hospitals in their background. So every one of them is able to come forward with some level of AAA experience which is — we’re very excited about.

Doug Patterson:

And the potential pool of people who kind of fit that profile, I mean obviously that’s what’s giving you the encouragement to take the guidance on that up, but how do you think about the potential pool of prospects that fit that profile?

Paul McCormick:

Well, the competitive companies — we recruited from two; that pool may be somewhat limited of direct commercial stent graft experience due to things like non-competes. But, you know, the other people and we’re pretty excited about, had hospital experience and either they came right out of the hospital or had a combination of AAA hospital experience and maybe were — had been selling or had been a clinical specialist; they had some commercial background but maybe with a intervential cardiology product or something of that nature or a closure device, for instance, is one of the individuals that we hired. So they have the AAA experience; they may have commercial experience of teaching and training on a technology and that pool may be, I believe it’s going to be certainly adequate to fill our needs now and, depending on what we need to do in 2007, continue to expand us.

Doug Patterson:

Sounds good, good luck. I’ll jump back in the queue. Thanks much.

Paul McCormick:

Thanks, Doug.

Operator:

Once again, ladies and gentlemen, if you would like to ask a question, please press star, then the number 1. Your next question comes from the line of Timothy O’Reilly of Goldman-Sachs.

Paul McCormick:

Hey, Tim.

Timothy O’Reilly:

Hey, Paul, great quarter. I think I just have one quick follow up. You know, based on, you know, that detail that you broke down on the productivity of the sales force based on number of months of experience is very, very helpful. I was just curious if there’s, you know, how guys with experience, you know, where might they come, you know, can we expect those to kind of hit the ground running a little bit more than somebody that just previously had med device sales experience and do you have enough data, based on, you know, your current sales reps, to tell you, you know, what kind of productivity you might expect out of the new guy?

Paul McCormick:

Yeah, I think our belief and that’s why we’ve done this is that the new hires will bring up the average of what our current experience has been. So, I mean, that’s the whole purpose of this and that’s why we’re pursuing it because we have enough data points that says the clinical experience is important.

Timothy O’Reilly:

Right, I mean, I guess is there any way you can quantify that? You know, does it move kind of three months up the productivity curve, you know, six months, you know, or is there — do you just not have enough data to really quantify it?

Paul McCormick:

Yeah, it’d be a little tough to do it at this stage. I think, you know, give us this one quarter, you know, because now we’ll have, in essence, seven people that have come on anywhere between, you know, mid-March to, you know, end of April.

Timothy O’Reilly:

Right.

Paul McCormick:

And I think that will help quantify it. But, you know, even — so far we’re very excited at what we’re seeing in how they interact with physicians.

Timothy O’Reilly:

Right.

Paul McCormick:

And how they get it.

Timothy O’Reilly:

Great and do you have any, kind of, maybe anecdotal examples of guys that, you know, were — had clinical experience and how they did in their first three, six months or anything like that?

Paul McCormick:

Yeah.

Timothy O’Reilly:

Because obviously you’ve had some experience with those type of guys and that’s why you wanted to target them for your new hires.

Paul McCormick:

Yeah, as we look, you know, the first three months, you know, if we go back to the most tenured people, the first three months was just getting — we just got approval.

Timothy O’Reilly:

Mm-hm.

Paul McCormick:

So — and we did as I remember the 1st Quarter of ‘05 we did about $600,000 in total sales, $620,000 and we had roughly six reps and a couple managers on the ground. So that was $100,000 per head count and they had experience but they were also first out of the chute working through hospital, you know, hospital approvals and working through, you know, you know, what’s — you know, tell me about the Powerlink, you know, that — so we certainly expect our reps to be more productive than that coming out of the chute because we’ve had published papers, we’ve had a lot of presentations, we’ve had interest and we have more users. But I — maybe I’d ask for one more quarter and let us report on these again for you.

Timothy O’Reilly:

Right, I guess, you know, I think that you may have mentioned before that some of the guys with clinical experience were pretty extraordinarily productive in their first couple months way beyond expectations. I guess it’s too early to — I don’t know if you had any examples of that or, you know, what the upside of some of these guys would be but…

Paul McCormick:

Yeah.     Well we’re — I got to tell you, we’re very excited. You know, I think we’ve had a history of evaluating where we’re at and moving forward on data points and I think, as you see this acceleration, it is a function of our belief.

Timothy O’Reilly:

Great, thanks a lot.

Paul McCormick:

Thanks, Tim.

Timothy O’Reilly:

Great quarter.

Operator:

At this time there are no further questions. I would like to turn the call back over to management for closing remarks.

Paul McCormick:

Well, once again, I’d like to express our thanks to everyone for joining us today for your questions and for your support. We are committed to expanding the market for the Powerlink system and are investigating innovative solutions that increase applicability for minimally invasive AAA treatment. If you have any additional questions, please call either Bob or me. And we look forward to keeping you apprised of our progress and thank you again for your interest in Endologix.

Operator:

Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.

END